Ex-99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 26, 2018, relating to the financial statements and financial highlights of PNC Intermediate Bond Fund and PNC Total Return Advantage Fund, each a series of PNC Funds, appearing in the Annual Report on Form N-CSR of PNC Funds for the year ended May 31, 2018, and to the references to us under the headings “Experts” in the Proxy Statement and Prospectus, “Representations and Warranties of the Acquiring Fund” and “Representations and Warranties of the Acquired Fund” in Exhibit A of the Proxy Statement and Prospectus, and “Information Incorporated by Reference” in the Statement of Additional Information, each of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
September 24, 2018